AMENDED AND RESTATED
SUB-TRANSFER AGENCY AGREEMENT

AMENDED AND RESTATED SUB-TRANSFER AGENCY AGREEMENT (the “Agreement”) dated as of February 24, 2010 between Boston Trust & Investment Management Company, a state chartered bank of the Commonwealth of Massachusetts (the “Company”), Citi Fund Services Ohio, Inc. (“Citi”) and The Coventry Group (the “Trust”), a Massachusetts business trust registered with the Securities and Exchange Commission (the “Commission”) as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”).

WHEREAS, the Company has entered into a Transfer Agency Agreement (the “Transfer Agency Agreement”) with the Trust pursuant to which the Company has agreed to provide certain transfer agency services to those series of the Trust listed on Schedule C attached hereto (each a “Fund” and collectively, the “Funds”); and

WHEREAS, the Company desires to retain Citi to assist it in performing certain administration services for the Funds; and

WHEREAS, Citi is willing to perform such services, and the Trust consents to the retention of Citi, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company, Citi and the Trust agree as follows:

1.	Retention of Citi.

(a)    The Company hereby appoints Citi, subject to the supervision, direction and control of the Company’s board of trustees (the “Board”), to furnish the Funds with the services described in Schedule A to this Agreement (the “Services”).

(b)    The Company hereby represents and warrants to Citi that this Agreement has been disclosed to the Board, and that the Company has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated under this Agreement, including amounts expended under this Agreement.

(c)    The Company hereby represents and warrants to Citi that this Agreement has been disclosed to the board of trustees of the Trust, and that the Company has provided all such information to the board of trustees of the Trust as may be appropriate in connection its review or approval of the arrangements contemplated under this Agreement, including amounts expended by the Funds under this Agreement.

(d)    Citi may utilize agents and/or subcontractors (“Sub-Agents”) to perform some or all of Citi’s obligations under this Agreement; provided, however, that Citi shall be fully responsible for the acts of each such Sub-Agent and shall not be relieved of any of its obligations under this Agreement by the appointment of a Sub-Agent. Citi shall provide notice to the Company upon Citi’s utilization of such Sub-Agents.

2.	Fees

(a)    The Funds shall pay Citi for the services to be provided by Citi under this Agreement in accordance with, and in the manner set forth in, Schedule B to this Agreement. Fees for any additional services to be provided by Citi pursuant to an amendment to Schedule B to this Agreement shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

(b)    If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Citi’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Citi’s compensation for the preceding month shall be made promptly.

3.	Reimbursement of Expenses and Miscellaneous Service Fees

(a)    In addition to paying Citi the fees set forth in Schedule B, the Funds shall reimburse Citi for Citi’s reasonable out-of-pocket expenses incurred in providing services under this Agreement where applicable, including without limitation, the following:

(i)	All freight and other delivery and bonding charges incurred by Citi in delivering materials to and from the Funds and in delivering all materials to shareholders;

(ii)	All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to materials for meetings of the Board;

(iii)
All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Citi in communication with the Funds, the Funds’ investment adviser or custodian, dealers, shareholders or others as required for Citi to perform the services to be provided under this Agreement;

(iv)	Sales taxes paid on behalf of the Funds;

(v)	The cost of microfilm or microfiche or other electronic retention of records or other materials;

(vi)	Courier (delivery expenses);

(vii)	Check processing fees;

(viii)	Records retention/storage fees;

(ix)	Fulfillment;

(x)	IRA custody and other related fees;

(xi)	NSCC and related costs;

(xii)	Sales taxes;

(xiii)	Costs of statements and confirmations;

(xiv)	Costs of tax forms;

(xv)	Costs of all other shareholder correspondence;

(xvi)	Post office boxes; and

(xvii)	Any expenses Citi shall incur at the written direction of an officer of the Funds thereunto duly authorized.

Upon request of the Company or the Trust, Citi shall provide back-up for such expenses.

(b)    In addition, Citi shall be entitled to receive the following miscellaneous fees where applicable:

(i)
A fee for managing and overseeing the report, print and mail functions performed by Citi’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at Citi’s then-current rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided under this Agreement;

(ii)	System development fees, billed at Citi’s then-current rate, and all systems-related expenses, billed at Citi’s then-current rate, associated with the provision of special reports and service;

(iii)	Fees for development of custom interfaces, billed at Citi’s then-current rate;

(iv)	Ad hoc reporting fees;

(v)	Interactive Voice Response System fees;

(vi)	Expenses associated with Citi’s anti-fraud procedures (to the extent applicable); and

(vii)
In the event that Citi is requested or authorized by the Company or the Funds or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Citi to the Company or any Fund, the Funds will, so long as Citi is not the subject of the investigation or proceeding in which the information is sought, pay Citi for its professional time (at its standard billing rates) and reimburse Citi for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

Upon request of the Company, Citi shall provide back-up for such fees.

4.	Effective Date

This Agreement shall become effective as of the date first written above (the “Effective Date”).

5.	Term

(a)    This Agreement shall continue in effect for an initial term of one year from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement shall terminate automatically upon the termination of the Transfer Agency Agreement. The Company’s exercise of any of its rights under the Transfer Agency Agreement shall not be restricted by this Agreement.

(b)    This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days before the end of the Initial Term (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term, or (ii) after the Initial Term, upon 90 days written notice by one party to the other, or (iii) for “cause,” as defined below, upon the provision of at least 90 days advance written notice by the party alleging cause.

(c)    For purposes of this Section 5, “cause” shall mean (i) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)    Notwithstanding the foregoing termination provisions, following any such termination, in the event that Citi in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Citi but unpaid by the Funds upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Funds shall pay to Citi, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of Citi’s reasonable cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Company or the Funds, its investment adviser and/or other parties of the Funds’ property, records, instruments and documents, such amount to be paid on or before the date of such termination.

(e)    If, for any reason (including, without limitation, automatic termination upon the termination of the Transfer Agency Agreement) other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) “cause”, the Company terminates this Agreement, or the Company terminates Citi’s services, or Citi is replaced as service provider to the Funds, then the Funds shall make a one-time cash payment to Citi, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due Citi for its services under this Agreement during (1) the balance of the Initial Term if such termination or replacement occurs during the Initial Term, or (2) the lesser of (x) the balance of the applicable Rollover Period or (y) 3 months, if such termination or replacement is during a Rollover Period, in either case, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment.

(f)    In the event that the Funds are, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Citi pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable.

(g)    If one of the events described above is partial (e.g., a termination of Citi as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Funds shall be appropriately adjusted on a pro rata basis.

(h)    Any liquidated damages amount payable to Citi shall be paid by the Funds on or before the date of the event that triggers the payment obligation.

(i)    The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by Citi would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate Citi for damages incurred and is not intended to constitute any form of penalty.

6.	Standard of Care; Force Majeure; Limitation of Liability

(a)    Citi shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Company or the Funds for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Citi shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against Citi under this Agreement. (As used in this Section 6, the term “Citi” shall include directors, officers, employees and other agents of Citi, as well as Citi itself to the extent such person’s conduct relates to the performance of the Services under this Agreement.)

(b)    Notwithstanding any other provision of this Agreement, Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond Citi’s control. Events beyond Citi’s control include, without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, Citi shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

(c)    Citi shall provide: the Company, at such times as the Company may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of Citi relating to the services provided by Citi under this Agreement.

(d)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL CITI, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL OR SIMILAR DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR

WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.	Legal Advice

Citi may apply to the Company at any time for instructions and may consult with counsel for the Company, Fund or Trust and/or counsel in the regular employ of Citi and any affiliated companies, and with accountants and other experts with respect to any matter arising in connection with Citi’s duties, and Citi shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. Citi shall notify the Company at any time Citi believes that it is in need of the advice of counsel (other than counsel in the regular employ of Citi or any affiliated companies) with regard to Citi’s responsibilities and duties pursuant to this Agreement. To the extent Citi wishes to seek and rely on legal advice from counsel (“Other Counsel”) other than counsel for the Company, Fund or Trust or counsel in the regular employ of Citi and any affiliated companies and/or seeks to be reimbursed for such Other Counsel fees, then Citi must notify the Company, and, unless there is a compelling reason to seek such legal advice from such Other Counsel, Citi shall seek approval of the Company. Citi shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice and furthermore shall not be liable to the extent the Company denies Citi the right to seek such legal advice.

8.	Instructions / Certain Procedures, etc.

(a)    Whenever Citi is requested or authorized to take action under this Agreement pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, Citi shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by Citi to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Funds, the Company or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it under this Agreement a certificate signed by an officer of the Funds, the Company or any other person authorized by the Board or by the shareholder or shareholder’s agent, as the case may be.

(b)    As to the services to be provided under this Agreement, Citi may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Funds to the extent that such services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Company.

(c)    The parties to this Agreement may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may conclusively assume that any special procedure which has been approved by an executive officer of the Funds or the Company (other than an officer or employee of Citi) does not conflict with or violate any requirements of the Funds’ Charter, By-Laws or then-current prospectus, or any rule, regulation or requirement of any regulatory body.

(d)    The Company acknowledges that Citi’s performance of its obligations under this Agreement does not, constitute trade placement. The Company further acknowledges that Citi is receiving information from third parties, including, without limitation, the Company and/or the NSCC and it is expressly understood that Citi shall have no liability for any errors in such information provided to Citi. Citi shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Company or the Funds for any action taken by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

(e)    The Company acknowledges, and agrees that deviations from Citi’s written transfer agent compliance procedures may involve a substantial risk of loss. Citi and Company acknowledge that Citi shall have no responsibility or authority with respect to implementing the Funds’ or the Company’s anti-money laundering program. In the event an authorized representative of the Company or the Funds request that an exception be made from any written compliance or transfer agency procedures adopted by Citi, Citi may in its sole discretion determine whether to permit such exception. In the event Citi determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company or the Funds (other than an employee of Citi) and delivered to Citi (an “Exception”). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Citi receives written notice from the Company or the Funds that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith, Citi shall have no liability for any loss, liability, expenses or damages to the Company or the Funds resulting from the Exception, and the Company shall indemnify Citi and hold Citi harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Citi therefrom.

9.	Indemnification

(a)    The Company shall indemnify and hold harmless Citi and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments,

liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, “Losses”) resulting directly and proximately from Citi’s performance of services under this Agreement or based, if applicable, upon Citi’s reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to Citi by employees or representatives of the Company, the Funds, its investment adviser, or other authorized agents of the Company or the Funds that are reasonably believed by Citi to be authorized to give such records, instructions and/or requests; provided that this indemnification shall not apply to actions or omissions of Citi involving bad faith, willful misfeasance, negligence or reckless disregard by Citi of its obligations and duties under this Agreement.

(b)    Citi shall indemnify, defend, and hold the Company, and its trustees, officers, agents and nominees harmless from and against Losses resulting directly and proximately from Citi’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to acts or omissions of the Company involving bad faith, willful misfeasance, negligence or reckless disregard by the Company of its obligations and duties.

(c)    In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

(d)    The indemnifying party shall be entitled to participate in at its own expense or, if it so elects, to assume the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

(e)    This Section 9 is subject to the provisions of Section 6 of this Agreement.

10.	Record Retention and Confidentiality

Citi shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-l and 31a-2 under the 1940 Act which are prepared or maintained by Citi shall be the property of the Funds and will be made available to or surrendered promptly to the Company upon its request or to the Funds upon its request. Citi further agrees to make such books and records available for inspection by the Commission at reasonable times. Citi shall otherwise keep confidential all books and records relating to the Funds and their shareholders, except when (i) disclosure is required by law, (ii) Citi is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Citi is requested to divulge such information by duly-constituted authorities or court process, or (iv) Citi is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by a Fund, the Company or the dealer of record as to such account. Citi shall provide the Company and the Funds with reasonable advance notice of disclosure pursuant to items (i)-(iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 10 are subject to the provisions of Section 22 of this Agreement.

11.	Reports

Citi shall furnish to the Company and to the Funds’ properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as subsequently agreed upon by the parties. The Company agrees to examine each such report or copy within 20 days and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within 20 days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and Citi shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

Citi shall promptly furnish to the Company, federal and state regulators and examiners, and to the Funds’ properly-authorized auditors, insurance companies and others designated by the Company in writing, standard reports as may be required to fulfill audit, examination or insurance underwriter requests as may be identified from time to time. Any non-standard or non-routine requests shall be outside the scope of the services provided hereunder, and may entail an additional fee.

12.	Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of Citi to perform services required to be provided by Citi under this Agreement are the property of Citi. All records and other data except such computer programs and procedures are the exclusive property of the Funds, the Company and all such other records and data shall be furnished to the Funds or the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

13.	Return of Records

Citi may at its option at any time, and shall promptly upon the Company’s or the Funds’ demand, turn over (at the Company’s expense) to the Company or the Funds and cease to retain Citi’s files, records and documents created and maintained by Citi pursuant to this Agreement which are no longer needed by Citi in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by Citi for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over (at the Company’s expense) to the Company or the Funds unless the Company and the Funds authorize in writing the destruction of such records and documents.

14.	Bank Accounts

Citi is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Funds with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed under this Agreement. The Funds shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services under this Agreement shall require Citi to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes under this Agreement, the Company shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements.

15.	Representations and Warranties of the Company

(a)    The Company represents and warrants to Citi that: (i) the Company is a registered transfer agent of the Fund; (ii) the Fund is registered with the Commission as an open-end management investment company under the 1940 Act; (iii) as of the close of business on the Effective Date, each Fund has authorized unlimited shares; (iv) by virtue of its Declaration of Trust, shares of the Funds which are redeemed may be sold by the Funds from its treasury; (v) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (vi) this Agreement has been disclosed to and approved by the Board of Trustees of the Company and the Company has provided all such information to the Board of Trustees of the Company as may be appropriate (or as has been requested by them) in connection with their approval of the arrangements contemplated under this Agreement, including amounts expended by the Company under this Agreement; (vii) it has all necessary authorizations, licenses and permits to carry out its business as currently conducted; and (viii) it is in compliance in all material respects with all laws and regulations applicable to its business and operations.

16.	Representations and Warranties of Citi

(a)    Citi represents and warrants to the Company that: (i) Citi has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; (ii) the various procedures and systems which Citi has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Funds and Citi’s records, data, equipment, facilities and other property used in the performance of its obligations under this Agreement are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations under this Agreement; and (iii) this Agreement has been duly authorized by Citi and, when executed and delivered by Citi, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

(b)    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY CITI ARE COMPLETELY DISCLAIMED.

17.	Insurance

Citi shall maintain a fidelity bond covering larceny and embezzlement (“Required Insurance”) in an amount that is appropriate in light of its duties and responsibilities hereunder. Citi shall have the option, either alone or in conjunction with Citigroup, Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Citi or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Upon the request of Company, Citi shall deliver promptly to Company certificates of insurance made out by the applicable insurer(s) or their authorized agents the insurance required under this section. Citi shall provide Company with prompt written notice in the event of any termination, non-renewal or cancellation of the Required Insurance. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citi elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

18.	Information to be Furnished by the Company and the Trust

The Trust has furnished to Citi, or will furnish upon request, the following, as amended and current as of the effective date of this Agreement:

(a)    A copy of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such declaration has been filed;

(b)    A copy of the Trust’s Bylaws and any amendments thereto;

(c)    Certified copies of resolutions of the Board of Trustees of the Trust as to the approval of this Agreement;

(d)    A list of all officers of the Trust and the Company, with the Funds’ AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Funds, the Company or the Funds’ investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct Citi in all matters;

(e)    Two copies of the following (if such documents are employed by the Funds):

(i)	Prospectus and Statement of Additional Information;

(ii)	Distribution Agreement; and

(iii)	All other forms commonly used by the Funds or its Distributor with regard to their relationships and transactions with shareholders of the Funds; and

(f)     A certificate as to shares of beneficial interest of the Funds authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Funds for all shares outstanding, such statement to be certified by the Treasurer of the Funds.

The Company has furnished to Citi, or will furnish upon request, the following, as amended and current as of the effective date of this Agreement:

(a)     Certified copies of resolutions of the Board of Directors of the Company covering the following matters:

(i)	Approval of this Agreement (including, without limitation, Section 20 hereof) and authorization under this Agreement; and

(ii)	Authorization of Citi to act as recordkeeper for the Funds; and

(iii)	Authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Citi under this Agreement; and

19.	Information Furnished by Citi

Citi has furnished to the Company, or will furnish upon request, evidence of the following:

(a)     Approval of this Agreement by Citi, and authorization of a specified officer of Citi to execute and deliver this Agreement.

20.	Amendments to Documents

The Company shall furnish Citi written copies of any amendments to, or changes in, any of the items referred to in Section 18 of this Agreement forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that it shall ensure that no amendments will be made (and if made, shall have no effect on Citi) to the Prospectus or

Statement of Additional Information of the Funds, which might have the effect of changing the procedures employed by Citi in providing the services agreed to under this Agreement or which amendment might affect the duties of Citi under this Agreement unless the Company or the Funds first obtains Citi’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

21.	Reliance on Amendments

Citi may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 18 and 20 of this Agreement and, subject to the provisions of Section 6 of this Agreement, the Company hereby indemnifies and holds harmless Citi from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of Citi in reasonable reliance upon such amendments and/or changes. Although Citi is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 of this Agreement, in the event the same relate to services provided by Citi under this Agreement, Citi shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains Citi’s written consent to and approval of such amendments or changes.

22.	Compliance with Laws

(a)     Except for the obligations of Citi set forth in Section 10 of this Agreement, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Funds as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Citi shall have no obligation to take cognizance of any laws relating to the sale of the Funds’ shares. The Company represents and warrants that all shares of the Funds that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

(b)     The Company acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and that the Company and the Funds shall comply with the AML Acts and applicable regulations adopted under this Agreement (collectively, the “Applicable AML Laws”) in all relevant respects. The Company maintains full responsibility for ensuring that the Funds’ AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Funds, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering. Notwithstanding the above, Citi shall have no responsibility for implementing the Funds’ AML Program).

23.	Notices

Any notice provided under this Agreement shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 23:

If to the Trust:

The Coventry Group
3435 Stelzer Road
Columbus, OH 43219
Attn: President

If to the Company:

Boston Trust Investment Management Company
One Beacon Street
Boston, MA 02108
Attn: Lucia Santini, Senior Vice President

If to Citi:

Citi Funds Services Ohio, Inc.
3435 Stelzer Road
Columbus, OR 43219
Attn: President

24.	Assignment.

This Agreement and the rights and duties under this Agreement shall not be assignable by either of the parties to this Agreement except with the written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Section 24 shall not limit or in any way affect Citi’s right to appoint a Sub-Agent pursuant to Section 1 of this Agreement. Upon appointment of a Sub-Agent, Citi shall give notification to the Company. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

25.	Governing Law

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

26.	Activities of Citi

The services of Citi rendered to the Company under this Agreement are not to be deemed to be exclusive. Citi is free to render such services to others and to have other businesses and interests. It is understood that trustees, directors, officers, employees and Shareholders of the Funds are or may be or become interested in Citi, as officers, employees or otherwise and that partners, officers and employees of Citi and its counsel are or may be or become similarly interested in the Funds, and that Citi may be or become interested in the Funds as a Shareholder or otherwise.

27.	Privacy

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of the Company or the Funds to Citi, or collected or retained by Citi in the course of performing its duties as sub-transfer agent, shall be considered confidential information. Citi shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Citi except at the direction of the Company or the Funds or as required or permitted by law (including Applicable AML Laws). Citi represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. Citi will notify the Company and the Funds upon any actual knowledge of unauthorized access to or use of any Customer Data or any facilities associated therewith resulting in theft of sensitive information or unauthorized transactions. Such notification will include an explanation of extent of the intrusion and how Citi and the Company were affected. The Company represents to Citi that the Funds have adopted a statement of its privacy policies and practices as required by the Commission’s Regulation S-P and such notice is available in the Funds’ prospectus, and agrees to provide Citi with a copy of that statement annually.

28.	Access to be Provided

Citi shall grant reasonable access to each of the Company, the Funds, the AML Compliance Officer, and regulators having jurisdiction over the Funds, to the books and records maintained by Citi as the same relates to the services performed under this Agreement on behalf of the Funds. Records may be edited or redacted to maintain confidentiality of materials related to other clients of Citi.

29.	Miscellaneous

(a)     Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)     This Agreement constitutes the complete agreement of the parties to this Agreement as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)     This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)     No amendment to this Agreement shall be valid unless made in writing and executed by both parties to this Agreement.

(e)     The names “The Coventry Group” and “Trustees of The Coventry Group” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally,

acting from time to time under an Agreement and Declaration of Trust dated as of January 8, 1992 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “The Coventry Group” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

*    *    *    *    *

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed all as of the day and year first above written.

BOSTON TRUST & INVESTMENT
MANAGEMENT COMPANY

By: /s/ Lucia Santini
Name: Lucia Santini
Title: Senior Vice President

CITI FUND SERVICES OHIO, INC.

By: /s/ Fred Naddaff
Name: Fred Naddaff
Title: President

THE COVENTRY GROUP, on behalf of
those Funds listed on Schedule C

By: /s/ John Danko
Name: John Danko
Title: President

SCHEDULE A

TO THE SUB-TRANSFER AGENCY AGREEMENT AMONG

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY,

CITI FUND SERVICES OHIO, INC. AND THE COVENTRY GROUP

DATED AS OF FEBRUARY 24, 2010

SERVICES

1.	NSCC Account Transactions (Matrix Level 3 Only)

	(a)	Process trades and settlements through NSCC Fund/SERV

	(b)	Process account information, including address, dividend option, taxpayer identification numbers and wire instructions.

	(c)	Participate in NSCC Networking (Level 3) for omnibus and sub-accounts.

	(d)	Participate in NSCC Mutual Fund Profile Service I for pricing and rates.

	(e)	Report daily NSCC activity to Transfer Agency.

	(f)	Reconciliation on NSCC DDA account.

	(g)	Reconciliation of individual shareholder account balances to omnibus position held at the Transfer Agency.

2.	NSCC Account Information Services (Matrix Level 3 Only)

	(a)	Make information available to account holders regarding trade date, share price, current holdings, yields, and dividend information.

5.	Account Maintenance

	(a)	Maintain all account records for each account.

	(b)	Record shareholder account information changes.

SCHEDULE B

TO THE SUB-TRANSFER AGENCY AGREEMENT AMONG

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY,

CITI FUND SERVICES OHIO, INC. AND THE COVENTRY GROUP

DATED AS OF FEBRUARY 24, 2010

FEES

In consideration of the Services rendered pursuant to this Agreement, Citi shall be paid the fees set forth below, on the first business day of each month, such other time(s) as the parties may agree, at the annual rates set forth below. (Before additional NSCC relationships can be added or changes to the operating structure can be instituted, a review and possible increase in fees will be required. The Company agrees that no relationships will be added or changes made without Citi’s prior consent):

ANNUAL FEE

Should this Agreement apply to four or fewer CUSIP’s, the Annual Fee shall be $12,000 per CUSIP. Should this Agreement apply to five, six or seven CUSIP’s, then the Annual Fee shall be $50,000 in the aggregate. The parties agree to negotiate in good faith to determine the Annual Fee should this Agreement apply to more than seven CUSIP’s. In addition to the Annual fee, the Company shall pay the following:

ANNUAL ACCOUNT-BASED FEES:

Per non-networked account	$20
Per networked account	$15
Per closed account	$2

For these purposes, the following categories constitute an open account on the Citi system in anyone month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement.

SCHEDULE C

TO THE SUB-TRANSFER AGENCY AGREEMENT AMONG

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY,

CITI FUND SERVICES OHIO, INC. AND THE COVENTRY GROUP

DATED AS OF FEBRUARY 24, 2010

Fund Name

Boston Trust Small Cap Fund
Walden Social Equity Fund
Walden Small Cap Innovations Fund

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